Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
October 22, 2008	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS 2008 THIRD QUARTER EARNINGS

Natchez, Mississippi - Britton & Koontz Capital Corporation (the “Company”; Nasdaq: BKBK) today reported net income for the three months ended September 30, 2008, of $943 thousand, or $0.45 per diluted share, compared to $1.0 million, or $0.47 per diluted share, for the same period in 2007.  For the nine months ended September 30, 2008, net income increased $596 thousand to $2.6 million, or $1.25 per diluted share, compared to $2.0 million, or $.96 per diluted share, for the same period in 2007.

Net interest income for the quarter and year ended September 30, 2008, was $3.5 million and $10.3 million, a $77 thousand and $127 thousand increase, respectively, compared to the same periods in 2007.  The improvement in net interest income is due primarily to the lower interest rate environment coupled with a $20 million increase in earning assets, which had a balance of $367 million at September 30, 2008.  The restructure of the investment portfolio during 2007 resulted in increased net interest income in 2008 by providing higher average yields during the nine month period ended September 30, 2008, compared to the same period in 2007.  The decrease in interest rates on both interest-earning assets and interest-bearing liabilities negatively affected other financial measures.  Even as net interest income increased and interest spreads widened, our net interest margin declined ..14% and .09% for the three and nine month periods ending September 30, 2008, respectively, as compared to corresponding periods in 2007.  Due to the lower interest rate environment, assets purchased during 2008 were at narrower spreads compared to the spreads experienced on existing assets.

Non-interest income decreased $161 thousand to $719 thousand for the third quarter of 2008, and increased $892 thousand to $2.2 million for the nine months ended September 30, 2008, compared to the previous year periods.  The variances are primarily due to adjustments made in 2007 on the Company’s trading investment portfolio and losses on the sale of approximately $35 million in its available-for-sale investment securities in 2007.  Excluding these entries, core non-interest income improved $44 thousand and $178 thousand for the quarterly and year-to-date periods.  Non-interest expense was $2.8 million and $8.5 million for the three and nine months ended September 30, 2008, decreasing $71 thousand and $69 thousand, respectively, compared to the same periods in 2007, mainly from lower equipment and other real estate costs.

Overall asset quality for the Company at September 30, 2008, deteriorated slightly compared to December 31, 2007.  Net charge-offs increased $324 thousand from $174 thousand as of September 30, 2007, to $499 thousand as of September 30, 2008.  After net charge-offs, the reserve for loan losses decreased to $2.3 million, or1.03% of total loans at September 30, 2008, compared to $2.4 million, or 1.09% of total loans at December 31, 2007, and $2.5 million or 1.06% of total loans at September 30, 2007.  The Company’s provision for loan losses increased $40 thousand to $360 thousand during the nine month period ended September 30, 2008, compared to the same period in 2007.  This increase in the provision, made in the second quarter of 2008, was due primarily to the increase in net charge-offs during that quarter compared to the second quarter of 2007.  Management believes that the loans charged off during the third quarter of 2008 had been adequately provided for in the reserve and therefore a further increase in the provision was not needed.  Management considers the current $2.3 million in reserve for loan losses to be adequate.  Non-performing assets including non-accrual loans, loans past due 90 days or more and other real estate increased from $2.1 million, or .56% of total assets, at December 31, 2007, to $3.6 million, or .92% of total assets, at September 30, 2008.   Notwithstanding this increase, the Company’s non-performing assets decreased on a linked quarter basis, decreasing $716 thousand from the second quarter of 2008, primarily due to decreases in non-accrual loans.

The Company’s capital base remains strong at $36.9 million as of September 30, 2008.  At September 30, 2008, regulatory Tier 1 Capital to risk-weighted assets for the Company continues to remain at levels that significantly exceed the regulatory 6% minimum to be considered “well capitalized.”

CEO Page Ogden commented, “The turbulent financial environment for the banking industry will present strong challenges for all sized banks.  However, I remain confident that our robust capital position, favorable geographic locations, and conservative approach to asset management will serve our shareholders well in these troubled times.”

About Britton & Koontz

Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana.  As of September 30, 2008, the Company reported assets of $387.5 million and equity of $36.9 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at September 30, 2008, were 2,117,966.

Forward-Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,

	2008	2007	2008	2007

Interest income	$5,657,737	$6,323,402	$17,149,687	$18,616,219
Interest expense	2,118,288	2,860,848	6,868,565	8,462,301
Net interest income	3,539,449	3,462,554	10,281,122	10,153,918
Provision for loan losses	120,000	120,000	360,000	320,000
Net interest income after
provision for loan losses	3,419,449	3,342,554	9,921,122	9,833,918
Non-interest income	718,931	879,781	2,156,101	1,264,231
Non-interest expense	2,791,785	2,862,488	8,459,942	8,528,715
Income before income taxes	1,346,595	1,359,847	3,617,281	2,569,434
Income taxes	403,515	358,773	979,869	527,932
Net income	$943,080	$1,001,074	$2,637,412	$2,041,502

Return on Average Assets	0.99%	1.10%	0.93%	0.74%
Return on Average Equity	10.40%	11.79%	9.68%	8.04%

Diluted:
Net income per share	$0.45	$0.47	$1.25	$0.96
Weighted average shares outstanding	2,117,966	2,119,093	2,117,966	2,119,824

	September 30,	December 31,
	2008	2007

Total assets	$387,515,577	$368,345,272
Cash and due from banks	7,152,054	8,732,307
Federal funds sold	37,714	245,192
Investment securities	148,105,860	125,691,658
Loans, net of unearned interest	221,494,005	223,352,663
Deposits-interest bearing	188,335,968	199,088,223
Deposits-non interest bearing	48,712,324	47,305,927
Total Deposits	237,048,292	246,394,150
Short Term debt	69,354,164	40,119,330
Long Term debt	41,222,573	42,425,699
Stockholders' equity	36,904,085	35,800,865
Book value (per share)	17.42	16.90
Total shares outstanding	2,117,966	2,117,966